UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/12/2007

INTERNATIONAL FUEL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25367

NV	880357508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-727-3333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective November 12, 2007, International Fuel Technology, Inc. (the "Company") received a loan commitment (the "Loan Commitment") from Harry F. Demetriou, a director of the Company and the holder of over five (5%) percent of the Company's common stock. Pursuant to the terms of the Loan Commitment, Mr. Demetriou agreed to loan to the Company, on or before November 26, 2007, $500,000 (the "Loan"). Pursuant to the terms of a promissory note (the "Note") executed by the Company in favor of Mr. Demetriou in connection with the Loan, the Loan will accrue interest at the rate of 15% per year in arrears, shall become due and payable on January 1, 2009, and is guaranteed by Rex Carr, a director of the Company and the holder of over five (5%) percent of the Company's common stock.

The Company intends to use the proceeds of the Loan for working capital purposes. The Company continues to explore opportunities to raise additional capital from external sources, but until such time as favorable financing can be secured, the Company expects to rely on funding from internal sources.

The descriptions of the Loan Commitment and the Note are qualified in their entirety by reference to the terms and conditions of the Loan Commitment and the Note, which the Company intends to file with its annual report on Form 10-K for the fiscal year ending December 31, 2007.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 12, 2007, the Company executed and delivered the Note in connection with entry into the Loan. The terms of the Note and the Loan are described in Item 1.01 of this current report on Form 8-K, which description is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY, INC.

Date: November 13, 2007	By:	/s/ Jonathan R. Burst
Jonathan R. Burst
Chief Executive Officer